EXHIBIT 99.1

Gladstone Capital Announces Monthly Cash Distributions for April, May and June 2020 and Conference Call Date

MCLEAN, Va., April 14, 2020 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) announced today that its board of directors declared the following monthly cash distributions for April, May and June 2020 and also announced its plan to report earnings for the second fiscal quarter ended March 31, 2020.

Cash Distributions:

Common Stock: $0.065 per share of common stock for each of April, May and June 2020, payable per the table below.

Record Date	Payment Date	Cash Distribution
April 24	April 30	$0.065
May 19	May 29	$0.065
June 19	June 30	$0.065
Total for the Quarter:		$0.195

Comments from Gladstone Capital’s President, Bob Marcotte: “We are encouraged by GLAD’s preliminary estimates of our second fiscal quarter financial results based on the underlying performance of our diversified investment portfolio, as many of our companies have taken immediate actions to manage the unprecedented events of the past month related to Covid-19.  However, we also recognize the magnitude of the Covid-19 impact are only beginning to unfold in the financial markets and our financial results.  The Federal Reserve’s unprecedented reduction in the prevailing interest rates to support the economy will negatively impact our floating rate portfolio, and while interest rate floors will mitigate a portion of this impact, this interest income reduction combined with the reduced level of new deal and exit fee income, will reduce our net investment income.  While Gladstone Management Corporation (“the Adviser”) has in the past chosen to provide incentive fee credits to support the maintenance of the shareholder distributions and will continue to do so, the near-term impact of these interest rate reductions are the prime reason for the adjustment of the announced distributions.  In keeping with the Adviser’s long-term commitment to GLAD’s shareholders, the Adviser will, effective as of April 1, 2020, reduce the incentive fee payable to the Adviser by increasing the hurdle rate above which the incentive fee accrues from 7% to 8% through March 31, 2021.  This incentive fee reduction will serve to increase the net earnings available for shareholder distributions and, as the prevailing interest rates recover, we expect to revisit the level of shareholder distributions.  In closing, we want to thank our shareholders for their continuing support and want to wish good health and safety to all of you and your families.”

Earnings Announcement:

The Company also announced today that it plans to report earnings for the second fiscal quarter ended March 31, 2020, after the stock market closes on Monday, May 4, 2020. The Company will hold a conference call Tuesday, May 5, 2020 at 8:30 a.m. EDT to discuss its earnings results.  Please call (855) 465-0177 to enter the conference call.  An operator will monitor the call and set a queue for questions.

A conference call replay will be available after the call and will be accessible through May 12, 2020.  To hear the replay, please dial (855) 859-2056 and use playback conference number 7299056.

The live audio broadcast of the Company’s conference call will be available online at www.gladstonecapital.com. The event will be archived and available for replay on the Company’s website through July 5, 2020.

If you have questions prior to or following the earnings release you may e-mail them to capital@gladstonecompanies.com.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Capital Corporation

For further information: Gladstone Capital Corporation, 703-287-5893